UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

WEST MARINE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[The following information was delivered to associates of West Marine, Inc. on July 17, 2017]

Additional FAQ’s re the Impact on West Marine Associate Total Pay and Benefits as a result of the Transaction with Monomoy

Q: What will be the overall impact on Associate pay and benefits?

A: Monomoy is purchasing West Marine because we are great at what we do. In order to continue to be successful, we must attract and retain the very best talent. Our total rewards package consists of pay and benefits that are currently competitive, and we have every intention of working with Monomoy to keep our rewards attractive going forward.

Q: What will happen to the Associate Discount?

A: The Associate discount is one of those benefits that is clearly a competitive advantage for West Marine in attracting and retaining talented Associates. No changes are planned at this time.

Q: Will Associates have changes to salaries or wages?

A: West Marine needs to stay competitive to attract the best talent so we will conduct business as usual. In 2018 we plan to do our annual pay review and recommendation process as usual.

Q: Will Associates have changes to cash incentive or bonus opportunities?

A: No changes out of our usual incentive plan policies and practices are planned at this time. The annual incentive plan will be revised as needed for 2018 to align our interests with the interests of Monomoy and West Marine.

Q. What will happen to my stock options?

A. Under the merger agreement, on or shortly after the effective date of closing, all outstanding stock options with an exercise price below $12.97 will be cashed out for the positive difference between the price at which options were granted and $12.97. This amount will be included as taxable income to you, and will be paid less withholdings.

Q. What will happen to my restricted stock units (RSUs) or performance vested units (PVUs)?

A. Your outstanding RSUs and PVUs will be assumed and continue to vest pursuant to their original vesting conditions. Once the vesting date is achieved (and assuming continued employment through the vesting date) you will receive cash equal to $12.97 (less withholdings) per converted RSU and PVU that ultimately vests. Any cash payment on vesting(s) will be included as taxable income to you in the year of such vesting.

Q. How will our Associate Stock Buying Plan (ASBP, typically referred to as ASPP) be affected?
A. At the effective date of closing of the merger, all shares that you own that you previously purchased through our ASBP will be cashed out at $12.97 per share. Contributions you are currently making via payroll deductions will continue until the earlier of the closing of the merger or October 31st, however you will not be permitted to increase the amount of payroll deductions you are currently making. That accrual will be applied to a final stock purchase, which also will be cashed out at $12.97 per share at the time noted above. The difference between the cash payment and your cost to purchase the stock will be included as taxable income to you. Additionally, if you currently do not participate in the ASBP, you may not begin to participate in the ASBP or make a new election to purchase shares under the ASBP. No new offering period under the ASBP will begin following the conclusion of the current offering period on October 31, 2017.

Q: Will healthcare benefits change?

A: Healthcare benefits through the end of the year will remain unchanged. The current medical and dental plan coverage period will continue to run through the rest of the 2017 calendar year. For example, your insurance premiums and premium discounts remain the same through year-end. Any payments you have already made toward satisfying a deductible will be recognized through year-end. All GoWEST incentive activities you have satisfied will continue to be recognized through year-end. You will continue to have full access to your Vida health coach through year-end. As always, we review the plans annually for improvements for future years, including 2018.

Q: Will 401k retirement benefits change?

A: The structure of our retirement benefit plan (including matching contributions) is not expected to change. We continue our partnership with Prudential, our plan record keeper and the financial institution with whom we’ve entrusted administration of the plan for over 10 years. In the past two years, we have substantially improved your investment choices as well as fee arrangements on the funds.

Q: What will be the overall impact on Associate time-off benefits, and service requirements?

A: West Marine expects to conduct business as usual. For at least one year after the close of the merger, Associates will continue to have substantially comparable time-off benefits, to include sabbatical for those eligible. Under terms of the merger agreement, your length of service with West Marine will be credited to your continued service with Monomoy for purposes of determining eligibility to participate in, and the level of benefits provided to you under benefit plans maintained following the closing of the merger (including PTO and severance benefits, but excluding equity and other long-term incentives, defined benefit retirement plans and post-retirement welfare benefits).

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Important Information For Investors and Stockholders

This communication is being made in respect of the proposed merger transaction involving Monomoy Capital Partners a New York-based private equity fund (“Monomoy”) and West Marine, Inc., a Delaware corporation (“West Marine”). This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed merger will be submitted to the stockholders of West Marine for their consideration. In connection therewith, West Marine intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be provided to the stockholders of West Marine. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about Monomoy and West Marine, once such documents are filed with the SEC, at the SEC’s Internet site at www.sec.gov. Copies of the documents filed with the SEC by West Marine will be available free of charge on West Marine’s website at www.westmarine.com under the heading “Investor Relations.” Stockholders of West Marine may also obtain a free copy of the definitive proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement by contacting our Secretary at 500 Westridge Drive, Watsonville, California 95076, Phone: 831-728-2700.

West Marine and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies of West Marine’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of West Marine is set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 28, 2017, and its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 21, 2017 and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of West Marine and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.